Exhibit 99.1

CenturyLink Completes Private Offering of Senior Notes

Notices Furnished to Redeem Qwest Corporation Notes with Net Proceeds

MONROE, La., December 16, 2019 — CenturyLink, Inc. (NYSE: CTL) announced that it entered into an indenture and supplemental indenture with Regions Bank, as trustee, in connection with completing its previously-announced sale of $1.25 billion aggregate principal amount of newly-issued unsecured 5.125% Senior Notes due 2026 (the “2026 Notes”).

The net proceeds from the offering of the 2026 Notes will be used (i) to redeem all of Qwest Corporation’s $850 million outstanding aggregate principal amount of 6.875% senior notes due 2033 (the “2033 Notes”) and all of Qwest Corporation’s $250 million outstanding aggregate principal amount of 7.125% senior notes due 2043 (the “2043 Notes,” and together with the 2033 Notes, the “Qwest Notes”) and (ii) for general corporate purposes, including redemptions, repurchases or repayments of CenturyLink debt. Qwest Corporation is an indirect, wholly owned subsidiary of CenturyLink.

In connection with completing the offering, Qwest Corporation issued notices to redeem all of the Qwest Notes. Pursuant to these notices, on Jan. 15, 2020:

•	All of the 2033 Notes will be redeemed at a redemption price equal to 100.390% of par plus accrued and unpaid interest of approximately $22.92 per $1,000 principal amount of the 2033 Notes, and

•	All of the 2043 Notes will be redeemed at a redemption price equal to 101.644% of par plus accrued and unpaid interest of approximately $11.88 per $1,000 principal amount of the 2043 Notes.

Additional information regarding the redemption of the Qwest Notes is available from The Bank of New York Mellon Trust Company, National Bank. This press release does not constitute a notice of redemption with respect to the Qwest Notes.

Based upon current circumstances and information, CenturyLink expects to account for these refinancing transactions primarily as an extinguishment of debt and expects that any gain or loss from the transactions will not be material to its financial results.

The 2026 Notes were privately placed without being registered under the Securities Act of 1933, as amended.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to changes in CenturyLink’s or any of its subsidiaries’ cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions; and other risks referenced from time to time in CenturyLink’s filings with the Securities and Exchange Commission (“SEC”). For all the reasons set forth above and in our SEC filings, you are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and our assumptions as of such date. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:

Tracey Lucas	Mark Stoutenberg
Tracey.Lucas@CenturyLink.com	Mark.Stoutenberg@CenturyLink.com
+1 720-888-4443	+1 720-888-1662

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